UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2009

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2009, Erik Rebich resigned as Vice President, General Counsel and Secretary of Crocs, Inc. (the “Company”). Effective January 1, 2010, Daniel P. Hart, the Company’s current  Executive Vice President, Administration and Corporate Development will serve as Executive Vice President, Chief Legal and Administrative Officer and Secretary of the Company.

In connection with Mr. Rebich’s resignation, the Company and Mr. Rebich entered into a Confidential Separation Agreement and General Release dated December 31, 2009 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company will pay Mr. Rebich $375,000, which equates to one year’s annual salary and target 2009 bonus. In addition, the Company agreed to accelerate the vesting of 33,334 unvested shares of restricted stock held by Mr. Rebich. Mr. Rebich will also be entitled to participate in certain health insurance programs applicable to officers who retire from the Company. The Separation Agreement provides for a general release and waiver of all claims held by Mr. Rebich relating to the Company and an agreement by Mr. Rebich to treat certain information regarding the Company as confidential. Mr. Rebich has also agreed to serve as a consultant to the Company to provide transition assistance through December 31, 2010, unless the consulting relationship is terminated by the Company prior thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: January 4, 2010	By:	/s/ Daniel P. Hart
Daniel P. Hart
Executive Vice President,
Chief Legal and Administrative Officer